Exhibit 99.1
Selected Financial Data - Five-Year Review
(in millions of dollars, except per share data)

	2006	2005	2004	2003	2002

Summary of Operations:

Net revenues	$67,051	$63,741	$57,442	$50,822	$50,685
United States export sales	3,459	3,502	3,371	3,430	3,488
Cost of sales	15,540	14,919	13,678	13,042	15,028
Federal excise taxes on products	3,617	3,659	3,694	3,698	4,229
Foreign excise taxes on products	27,466	25,275	21,953	17,430	13,997

Operating income	12,887	11,840	10,568	9,899	10,487
Interest and other debt expense, net	367	521	510	485	287
Earnings from continuing operations before income taxes, and equity earnings and minority interest, net	12,520	11,319	10,058	9,414	12,831
Pre-tax profit margin from continuing operations	18.7%	17.8%	17.5%	18.5%	25.3%
Provision for income taxes	3,400	3,409	3,266	3,285	4,555

Earnings from continuing operations before equity earnings and minority interest, net	9,120	7,910	6,792	6,129	8,276
Equity earnings and minority interest, net	209	260	361	148	(24)
Earnings from continuing operations	9,329	8,170	7,153	6,277	8,252
Earnings from discontinued operations, net of income taxes and minority interest	2,693	2,265	2,263	2,927	2,850
Net earnings	12,022	10,435	9,416	9,204	11,102

Basic earnings per share - continuing operations	4.47	3.95	3.49	3.10	3.91
- discontinued operations	1.29	1.09	1.11	1.44	1.35
- net earnings	5.76	5.04	4.60	4.54	5.26
Diluted earnings per share - continuing operations	4.43	3.91	3.47	3.08	3.88
- discontinued operations	1.28	1.08	1.09	1.44	1.33
- net earnings	5.71	4.99	4.56	4.52	5.21
Dividends declared per share	3.32	3.06	2.82	2.64	2.44
Weighted average shares (millions) - Basic	2,087	2,070	2,047	2,028	2,111
Weighted average shares (millions) - Diluted	2,105	2,090	2,063	2,038	2,129

Capital expenditures	1,285	1,035	954	889	825
Depreciation	890	778	722	627	615
Property, plant and equipment, net (consumer products)	7,581	6,861	6,320	5,912	5,287
Inventories (consumer products)	8,680	7,241	6,594	6,197	5,745
Total assets	104,270	107,949	101,648	96,175	87,540
Total long-term debt	7,417	9,192	8,960	9,572	10,939
Total debt - consumer products	7,366	11,371	8,468	9,410	10,166
- financial services	1,119	2,014	2,221	2,210	2,166

Stockholders’ equity	39,619	35,707	30,714	25,077	19,478
Common dividends declared as a % of Basic EPS	57.6%	60.7%	61.3%	58.1%	46.4%
Common dividends declared as a % of Diluted EPS	58.1%	61.3%	61.8%	58.4%	46.8%
Book value per common share outstanding	18.89	17.13	14.91	12.31	9.55
Market price per common share - high/low	86.45-68.36	78.68-60.40	61.88-44.50	55.03-27.70	57.79-35.40

Closing price of common share at year end	85.82	74.72	61.10	54.42	40.53
Price/earnings ratio at year end - Basic	15	15	13	12	8
Price/earnings ratio at year end - Diluted	15	15	13	12	8
Number of common shares outstanding at year end (millions)	2,097	2,084	2,060	2,037	2,039
Number of employees	175,000	199,000	156,000	165,000	166,000